Exhibit 99.1

Phillips 66 Reports Second-Quarter 2020 Financial Results

•Reported a second-quarter loss of $141 million or $0.33 per share; adjusted loss of $324 million or $0.74 per share
•Generated $764 million of operating cash flow
•Issued $2 billion of senior notes during the quarter; increased term loan capacity by $1 billion
•Started full operations on the Gray Oak Pipeline
•Reached milestone at South Texas Gateway Terminal with first export cargo loaded in July
•Operated at 103% O&P utilization in Chemicals; record polyethylene sales volumes
•Recently acquired 95 sites in U.S. West Coast retail marketing joint venture

HOUSTON, July 31, 2020 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces a second-quarter 2020 loss of $141 million, compared with a loss of $2.5 billion in the first quarter of 2020. Excluding special items of $183 million in the second quarter, primarily a tax adjustment related to first-quarter impairments, the company had an adjusted loss of $324 million, compared with first-quarter adjusted earnings of $450 million.

“The global pandemic has presented challenges unlike any we have seen before,” said Greg Garland, chairman and CEO of Phillips 66. “We are proud of how Phillips 66 employees are demonstrating steadfast commitment to our values as we deliver essential energy products to our customers. Our top priority remains the health and safety of our employees, their families and communities.

“Our second-quarter results reflect the disruption in refined product demand from COVID-19 and weak margins across our businesses. Despite the challenging market environment, we operated safely and reliably, and reached key strategic milestones. In Midstream, the Gray Oak Pipeline started full operations during the quarter, and the South Texas Gateway Terminal began commercial operations in July. CPChem operated at 103% utilization, meeting strong polymer demand for food packaging and medical supplies. In Marketing, the U.S. West Coast retail joint venture recently completed the previously announced acquisition of 95 sites.

“We took steps to enhance the company’s financial flexibility and liquidity with the issuance of senior notes and an increase of our term loan capacity. With our dedicated employees, diversified portfolio and financial strength, Phillips 66 is well positioned to successfully manage through the current environment. We remain committed to operating excellence, a strong balance sheet, disciplined capital allocation and delivering returns to shareholders.”

Phillips 66 Reports Second-Quarter 2020 Financial Results
Midstream

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income
	Q2 2020	Q1 2020	Q2 2020	Q1 2020
Transportation	$214	200	130	200
NGL and Other	78	179	83	179
DCP Midstream	32	(1,081)	32	81
Midstream	$324	(702)	245	460

Midstream second-quarter pre-tax income was $324 million, compared with a pre-tax loss of $702 million in the first quarter. Midstream results in the second quarter included an $84 million gain related to recognition of Phillips 66 Partners’ prior-year sale of an interest in the Gray Oak Pipeline, as well as $5 million of pension settlement expense. First-quarter results included a $1.2 billion impairment of Phillips 66’s equity investment in DCP Midstream, LLC (DCP Midstream).

Transportation second-quarter adjusted pre-tax income of $130 million was $70 million lower than the first quarter. The decrease was due to lower pipeline and terminal volumes, driven by decreased refinery utilization, and lower equity affiliate earnings from reduced pipeline throughput volumes.

NGL and Other adjusted pre-tax income was $83 million in the second quarter, compared with $179 million in the first quarter. The decrease was primarily due to lower margins and volumes at the Sweeny Hub, as well as inventory impacts.

The company’s equity investment in DCP Midstream generated second-quarter adjusted pre-tax income of $32 million, a $49 million decrease from the prior quarter, mainly reflecting lower hedging impacts.

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2020	Q1 2020	Q2 2020	Q1 2020
Olefins and Polyolefins	$70	177	106	193
Specialties, Aromatics and Styrenics	—	4	11	12
Other	(28)	(12)	(28)	(12)
Chemicals	$42	169	89	193

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ second-quarter 2020 pre-tax income was $42 million, compared with $169 million in the first quarter of 2020. Chemicals results in the second quarter included reductions to equity earnings of $32 million in lower-of-cost-or-market inventory adjustments, as well as a $15 million asset write-off related to an international joint venture. First-quarter results included a reduction to equity earnings related to lower-of-cost-or-market inventory adjustments.

CPChem’s Olefins and Polyolefins (O&P) business contributed $106 million of adjusted pre-tax income in the second quarter of 2020, compared with $193 million in the first quarter. The $87 million decrease was primarily due to lower polyethylene and normal alpha olefins margins, driven by lower sales prices and higher feedstock costs, partially offset by higher volumes. Global O&P utilization was 103% for the quarter.

Phillips 66 Reports Second-Quarter 2020 Financial Results
CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed second-quarter 2020 adjusted pre-tax income of $11 million, in line with the prior quarter.

The $16 million increase in Other adjusted net costs in the second quarter mainly reflects higher employee-related and interest expenses.

Refining

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2020	Q1 2020	Q2 2020	Q1 2020
Refining	$(878)	(2,261)	(867)	(401)

Refining had a second-quarter pre-tax loss of $878 million, compared with a pre-tax loss of $2.3 billion in the first quarter of 2020. Refining results in the second quarter included $26 million of pension settlement expense, and first-quarter results included a $1.8 billion goodwill impairment. Results in both periods also included impacts to equity earnings from lower-of-cost-or-market inventory adjustments.

Refining had an adjusted pre-tax loss of $867 million in the second quarter of 2020, compared with an adjusted pre-tax loss of $401 million in the first quarter of 2020. The decreased results were largely driven by lower realized margins and reduced volumes, partially offset by lower controllable costs. Second-quarter realized margins were $2.60 per barrel, down 63% from the prior quarter due to a decline in 3:2:1 market crack spreads and lower clean product realizations, partially offset by higher secondary product margins. Phillips 66’s worldwide crude utilization rate was 75% in the second quarter, down from 83% in the first quarter, reflecting reduced refining runs due to lower clean product demand.

Pre-tax turnaround costs for the second quarter were $38 million, a decrease of $291 million from the first quarter. Clean product yield was 83% in the second quarter.

Phillips 66 Reports Second-Quarter 2020 Financial Results
Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2020	Q1 2020	Q2 2020	Q1 2020
Marketing and Other	$255	471	259	434
Specialties	31	42	34	54
Marketing and Specialties	$286	513	293	488

Marketing and Specialties (M&S) second-quarter pre-tax income was $286 million, compared with $513 million in the first quarter of 2020. M&S results in the second quarter included $4 million of pension settlement expense, and first-quarter results included a $37 million favorable legal settlement. Results in both periods also included reductions to equity earnings from lower-of-cost-or-market inventory adjustments.

Adjusted pre-tax income for Marketing and Other was $259 million in the second quarter of 2020, a decrease of $175 million from the first quarter of 2020. The decrease primarily reflects lower volumes, driven by COVID-19-related demand impacts, as well as lower realized margins due to rising refined product spot prices in the quarter compared with falling first-quarter prices. Refined product exports in the second quarter were 160,000 barrels per day (BPD).

Specialties generated second-quarter adjusted pre-tax income of $34 million, down from $54 million in the first quarter. The decrease was due to lower finished lubricant volumes.

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2020	Q1 2020	Q2 2020	Q1 2020
Corporate and Other	$(219)	(197)	(224)	(197)

Corporate and Other second-quarter pre-tax costs were $219 million, compared with pre-tax costs of $197 million in the first quarter of 2020. Second-quarter pre-tax costs included $8 million of net interest benefits related to tax audit adjustments, as well as $3 million of pension settlement expense.

The $27 million increase in Corporate and Other adjusted pre-tax costs in the second quarter was mainly driven by higher net interest and employee-related expenses, partially offset by lower environmental expense.

Phillips 66 Reports Second-Quarter 2020 Financial Results
Financial Position, Liquidity and Return of Capital

Phillips 66 generated $764 million in cash from operations during the second quarter, including $459 million of cash distributions from equity affiliates. Excluding working capital impacts, operating cash flow was $670 million.

In April, Phillips 66 increased the size of its 364-day term loan facility to $2 billion, with $1 billion of capacity remaining undrawn at June 30, 2020. The company also issued $1 billion of senior unsecured notes in April and an additional $1 billion of senior unsecured notes in June. During the second quarter, Phillips 66 repaid $500 million of maturing debt, including $300 million of senior unsecured notes and a $200 million term loan.

Capital expenditures and investments in the second quarter were $939 million. Excluding $38 million of capital funded by Gray Oak joint venture partners, adjusted capital spending was $901 million. Phillips 66 funded $393 million of dividends in the quarter.

As of June 30, 2020, cash and cash equivalents were $1.9 billion, and consolidated debt was $14.4 billion, including $3.7 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 38% and its net debt-to-capital ratio was 35%. Excluding PSXP, the debt-to-capital ratio was 34% and the net debt-to-capital ratio was 30%.

Strategic Update

During the quarter, the Gray Oak Pipeline commenced full operations from West Texas and Eagle Ford to Texas Gulf Coast destinations, marking the completion of the project. Phillips 66 Partners has a 42.25% effective ownership interest in the 900,000 BPD pipeline.

The Gray Oak Pipeline connects to multiple terminals in Corpus Christi, Texas, including the South Texas Gateway Terminal being constructed by Buckeye Partners, L.P. The first dock and 3.4 million barrels of storage capacity have been commissioned, and the terminal began crude oil export operations in July after receiving its first crude oil supply from the Gray Oak Pipeline. Marine operations are expected to ramp up through the end of this year as additional phases of construction are completed. Upon expected project completion in the first quarter of 2021, the marine export terminal will have two deepwater docks with up to 800,000 BPD of throughput capacity, along with storage capacity of 8.6 million barrels. Phillips 66 Partners owns a 25% interest in the terminal.

Phillips 66 is expanding the Sweeny Hub with the addition of two 150,000 BPD fractionators that are supported by long-term customer commitments. During the quarter, the company completed tie-in work to integrate the fractionators with the Freeport LPG export facility. Upon final completion of the fractionators in the fourth quarter of 2020, the Sweeny Hub will have 400,000 BPD of fractionation capacity.

Also at the Sweeny Hub, Phillips 66 Partners recently completed its expansion of storage capacity at Clemens Caverns from 9 million barrels to 16.5 million barrels. Phillips 66 Partners continues construction of the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in mid-2021.

The company is adding a 200,000 BPD dock at its Beaumont Terminal, bringing the terminal’s total dock capacity to 800,000 BPD. The new dock is expected to be completed in the fourth quarter of 2020. The terminal also has total crude and product storage capacity of 16.8 million barrels.

Phillips 66 Reports Second-Quarter 2020 Financial Results
In Chemicals, CPChem and Qatar Petroleum are jointly pursuing development of petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. CPChem is closely monitoring economic developments and has deferred final investment decision for its U.S. Gulf Coast project.

Phillips 66 is developing renewable fuel projects that leverage existing infrastructure. Waste fats, recycled cooking oils and other renewable feedstocks will be used for diesel production that complies with low-carbon fuel standards. The company is producing renewable diesel at its Humber Refinery with a capacity increase expected in mid-2021. In addition, Phillips 66 is progressing its renewable diesel project at the San Francisco Refinery and has supply and offtake agreements for two third-party renewable diesel manufacturing facilities under construction in Nevada.

In Marketing, the U.S. West Coast retail joint venture recently completed the previously announced acquisition of 95 sites. This joint venture, with a network of approximately 680 sites, enables increased long-term placement of Phillips 66 refinery production and increases the company’s exposure to retail margins.

In the U.S., the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites. During the quarter, 284 sites were reimaged. Since the program’s inception in 2015, approximately 4,720 sites have been reimaged.

In Europe, the company continues its program to update signature image designs for JET branded sites. During the quarter, 29 sites were reimaged. Since the program’s inception in 2019, approximately 120 sites have been reimaged.

Phillips 66 Reports Second-Quarter 2020 Financial Results
Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2020			2019
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$324	(702)	(378)	423	739
Chemicals	42	169	211	275	502
Refining	(878)	(2,261)	(3,139)	983	785
Marketing and Specialties	286	513	799	353	558
Corporate and Other	(219)	(197)	(416)	(205)	(415)
Pre-Tax Income (Loss)	(445)	(2,478)	(2,923)	1,829	2,169
Less: Income tax expense (benefit)	(378)	(51)	(429)	325	395
Less: Noncontrolling interests	74	69	143	80	146
Phillips 66	$(141)	(2,496)	(2,637)	1,424	1,628

Adjusted Earnings (Loss)
	Millions of Dollars
	2020			2019
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$245	460	705	423	739
Chemicals	89	193	282	275	502
Refining	(867)	(401)	(1,268)	983	764
Marketing and Specialties	293	488	781	353	558
Corporate and Other	(224)	(197)	(421)	(205)	(415)
Pre-Tax Income (Loss)	(464)	543	79	1,829	2,148
Less: Income tax expense (benefit)	(190)	24	(166)	370	436
Less: Noncontrolling interests	50	69	119	80	146
Phillips 66	$(324)	450	126	1,379	1,566

Phillips 66 Reports Second-Quarter 2020 Financial Results
About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,500 employees committed to safety and operating excellence. Phillips 66 had $55 billion of assets as of June 30, 2020. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general economic and political developments including: armed hostilities; expropriation of assets; changes in governmental policies relating to NGL, crude oil, natural gas or refined petroleum products pricing, regulation or taxation; and other political, economic and diplomatic developments, including those caused by public health issues and outbreaks; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners. This release includes “adjusted capital spending,” a non-GAAP financial measure that demonstrates the portion of total consolidated capital expenditures and investments funded by Phillips 66. This release also includes “realized refining margin,” a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Second-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	2020			2019
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$(141)	(2,496)	(2,637)	1,424	1,628
Pre-tax adjustments:
Pending claims and settlements	—	(37)	(37)	—	(21)
Pension settlement expense	38	—	38	—	—
Impairments	—	3,006	3,006	—	—
Impairments by equity affiliates	15	—	15	—	—
Lower-of-cost-or-market inventory adjustments	20	52	72	—	—
Certain tax impacts	(8)	—	(8)	—	—
Asset dispositions	(84)	—	(84)	—	—
Tax impact of adjustments*	(208)	(75)	(283)	—	4
Other tax impacts	20	—	20	(45)	(45)
Noncontrolling interests	24	—	24	—	—
Adjusted earnings (loss)	$(324)	450	126	1,379	1,566
Earnings (loss) per share of common stock (dollars)	$(0.33)	(5.66)	(6.00)	3.12	3.55
Adjusted earnings (loss) per share of common stock (dollars)†	$(0.74)	1.02	0.28	3.02	3.42

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$324	(702)	(378)	423	739
Pre-tax adjustments:
Impairments	—	1,161	1,161	—	—
Pension settlement expense	5	—	5	—	—
Lower-of-cost-or-market inventory adjustments	—	1	1	—	—
Asset dispositions	(84)	—	(84)	—	—
Adjusted pre-tax income	$245	460	705	423	739
Chemicals Pre-Tax Income	$42	169	211	275	502
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	32	24	56	—	—
Impairments by equity affiliates	15	—	15	—	—
Adjusted pre-tax income	$89	193	282	275	502
Refining Pre-Tax Income (Loss)	$(878)	(2,261)	(3,139)	983	785
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(21)
Pension settlement expense	26	—	26	—	—
Impairments	—	1,845	1,845	—	—
Lower-of-cost-or-market inventory adjustments	(15)	15	—	—	—
Adjusted pre-tax income (loss)	$(867)	(401)	(1,268)	983	764

Phillips 66 Reports Second-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	2020			2019
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Marketing and Specialties Pre-Tax Income	$286	513	799	353	558
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	3	12	15	—	—
Pending claims and settlements	—	(37)	(37)	—	—
Pension settlement expense	4	—	4	—	—
Adjusted pre-tax income	$293	488	781	353	558
Corporate and Other Pre-Tax Loss	$(219)	(197)	(416)	(205)	(415)
Pre-tax adjustments:
Pension settlement expense	3	—	3	—	—
Certain tax impacts	(8)	—	(8)	—	—
Adjusted pre-tax loss	$(224)	(197)	(421)	(205)	(415)
*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.
†Q1 2020 and YTD 2020 are based on adjusted weighted-average diluted shares outstanding of 442,302 thousand and 440,653 thousand, respectively, and other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

	Millions of Dollars
	Except as Indicated
	June 30, 2020
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$14,446	3,707	10,739
Total Equity	23,295	2,550	20,745
Debt-to-Capital Ratio	38%		34%
Total Cash	$1,890	7	1,883
Net Debt-to-Capital Ratio	35%		30%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.

Phillips 66 Reports Second-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	Q2 2020	Q1 2020
Realized Refining Margins
Loss before income taxes	$(878)	(2,261)
Plus:
Taxes other than income taxes	76	104
Depreciation, amortization and impairments	220	2,066
Selling, general and administrative expenses	38	36
Operating expenses	803	1,105
Equity in losses of affiliates	81	52
Other segment (income) expense, net	7	(3)
Proportional share of refining gross margins contributed by equity affiliates	108	129
Special items:
Lower-of-cost-or-market inventory adjustments	(35)	35
Realized refining margins	$420	1,263
Total processed inputs (thousands of barrels)	146,668	156,623
Adjusted total processed inputs (thousands of barrels)*	161,957	177,569
Loss before income taxes (dollars per barrel)**	$(5.99)	(14.44)
Realized refining margins (dollars per barrel)***	$2.60	7.11
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Loss before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.